Exhibit 10.54

WASHINGTON REAL ESTATE INVESTMENT TRUST
EXECUTIVE OFFICER SEVERANCE PAY PLAN
(Effective as of August 4, 2014)

WASHINGTON REAL ESTATE INVESTMENT TRUST
EXECUTIVE OFFICER SEVERANCE PAY PLAN

I.
Establishment and Purpose. Washington Real Estate Investment Trust (the “Trust”) has adopted the Washington Real Estate Investment Trust Executive Officer Severance Pay Plan (the “Plan”) effective as of August 4, 2014. The Trust intends the Plan to benefit Eligible Employees (as defined below) who incur a Qualifying Termination (as defined below).

The Plan is an unfunded welfare benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and a severance pay plan within the meaning of United States Department of Labor Regulations Section 2510.3-2(b).

II.	Purpose. The purpose of the Plan is to provide severance pay and severance benefits to Eligible Employees who satisfy the Plan’s terms and conditions.

III.	Defined Terms.
A.    “Affiliate” means any entity which is controlling, controlled by, or under common control with the Trust, as determined by the Trust in its sole discretion.
B.    “Annual Base Salary” means (when capitalized herein) the Eligible Employee’s annual base salary as of the date of Termination of Employment.
C.    “Cause” means (i) commission by the Eligible Employee of a felony or crime of moral turpitude; (ii) conduct by the Eligible Employee in the performance of the Eligible Employee’s duties to the Trust which is illegal, dishonest, fraudulent or disloyal; (iii) the breach by the Eligible Employee of any fiduciary duty the Eligible Employee owes to the Trust; or (iv) gross neglect of duty which is not cured by the Eligible Employee to the reasonable satisfaction of the Trust within thirty (30) days of the Eligible Employee’s receipt of written notice from the Trust advising the Eligible Employee of said gross neglect.
D.    “Eligible Employee” means an officer of the Trust at the level of President and Chief Executive Officer, Executive Vice President or Senior Vice President.
E.    “Good Reason” means (i) the Trust materially diminishes the Eligible Employee’s job responsibilities such that the Eligible Employee would no longer have responsibilities substantially equivalent to those of other officers holding an equivalent job position to that held by the Eligible Employee before the diminution at companies with similar revenues and market capitalization; (ii) the Trust reduces the Eligible Employee’s annual base salary (except for a reduction that is a uniform percentage of annual base salary for each officer of the Trust and does not exceed ten percent (10%) of annual base salary) or annual bonus opportunity at high, target or threshold performance as a percentage of annual base salary; or (iii) the Trust requires the Eligible Employee to relocate the Eligible Employee’s primary place of employment to a new location that is more than fifty (50) miles from its current location (determined using the most direct driving route), without the Eligible Employee’s consent;

provided however, as to each event in paragraph (i), (ii) or (iii), (1)    the Eligible Employee gives written notice to the Trust within thirty (30) days following the event or receipt of notice of the event of his objection to the event; (2) the Trust fails to remedy the event within thirty (30) days following the Eligible Employee’s written notice; and (3) the Eligible Employee terminates his employment within thirty (30) days following the Trust’s failure to remedy the event.
F.    “Plan Administrator” means the Trust.
G.    “Qualifying Termination” means the Termination of Employment of an Eligible Employee (i) by the Trust without Cause, or (ii) by the Eligible Employee for Good Reason. An Eligible Employee’s Termination of Employment as a result of a disability pursuant to an employee disability plan or policy of the Trust shall not be a Qualifying Termination.
H.    “Separation Agreement” means a separation agreement in the form provided by the Trust in its sole discretion, which among other things, provides for the release and discharge of the Trust and related persons and entities from any and all actions, suits, proceedings, claims, demands or causes of action, in any way directly or indirectly related to or connected with the Eligible Employee’s employment with the Trust and its Affiliates or Termination of Employment, including but not limited to, claims relating to discrimination in employment, but which specifically reserves any right the Eligible Employee may have to accrued benefits under any long-term incentive plan, any short-term incentive plan or any other benefit plan applicable to the Eligible Employee.
I.    “Termination of Employment’ means an Eligible Employee’s “separation from service” within the meaning of Section 409A of the Internal Revenue Code that also is a complete cessation of the Participant’s status as a common law employee of the Trust.
J.    “Week(s) of Pay” means the Eligible Employee’s Annual Base Salary divided by fifty-two (52).
K.    “Years of Service” means the full number of years of employment completed with the Trust by an Eligible Employee as determined in accordance with the methodology used in the Trust’s personnel records for purposes of the Plan.

IV.
Eligibility. Except as otherwise provided under the Plan, each Eligible Employee who incurs a Qualifying Termination is eligible to receive severance pay and severance benefits under the Plan. If the Trust or an Eligible Employee initiates Termination of Employment, the party initiating the Termination of Employment shall be required, on or before the date of Termination of Employment, to give notice of termination in writing to the other party, specifying the basis for termination and the effective date of termination. Notice of termination for Cause by the Trust or Good Reason by the Eligible Employee shall specify the facts alleged to constitute termination for Cause or Good Reason, as applicable. An Eligible Employee must return all property (i.e., keys, credit cards, documents and records, identification cards, office equipment, portable computers, car/mobile telephones, parking cards, etc.) of the Trust and Affiliates as of the date of Termination of Employment in order for the Eligible Employee to be eligible to receive any severance pay or severance benefits under the Plan.

V.
Severance Pay and Severance Benefits. In exchange for agreeing to and complying with the terms and conditions in the Plan and in the Separation Agreement, each Eligible Employee shall be entitled to receive the severance pay and severance benefits as follows:

A.	Severance Pay. An Eligible Employee shall be entitled to receive the severance pay according to Exhibit A, less all applicable payroll and tax withholding.

B.
Severance Benefits. An Eligible Employee’s active employee group health coverage shall cease in connection with his or her Termination of Employment and in accordance with the Trust’s group health plan. If an Eligible Employee wishes to continue his or her group health coverage after his or her date of Termination of Employment, he or she may elect to do so pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). If the Eligible Employee participates in the Trust’s group health plan as of the date of Termination of Employment, the Eligible Employee will receive payment from the Trust equal to the lesser of (i) the Trust’s portion of the group health plan premium or the Trust’s cost of coverage for an active employee for employee only coverage, or (ii) the COBRA premium, in either case for the lesser of the period of severance or the period for which the Eligible Employee maintains continuation coverage under COBRA, less all applicable payroll and tax withholding.

The severance pay and severance benefits provided for in the Plan are in addition to, and do not supersede, any separate legal rights that an Eligible Employee may have to payments or benefits following Termination of Employment, such as under any tax-qualified retirement plan, any deferred compensation plan, any long-term incentive plan, any short-term incentive plan or any other benefit plan in which the Eligible Employee may participate. Notwithstanding the foregoing or any other provision of the Plan, (a) severance pay and severance benefits under the Plan are not intended to duplicate such benefits as workers’ compensation wage replacement benefits, disability benefits, pay-in-lieu-of-notice, severance pay under other benefit plans, severance programs, severance pay under employment contracts, or applicable laws, such as WARN, and should such other benefits be payable, severance pay and severance benefits payable to an Eligible Employee under the Plan will be offset or, alternatively, where otherwise permissible, the Plan Administrator may deem severance pay or severance benefits previously paid under this Plan as having been paid to satisfy such other benefit obligations; (b) if the Eligible Employee is entitled to payment under a separate Change in Control Agreement between the Trust and the Eligible Employee, then the provisions of the Plan shall not apply to the Eligible Employee and the Eligible Employee shall be entitled to no severance pay or severance benefits under the Plan; and (c) with respect to the Chief Executive Officer only, (1) if the letter agreement dated August 19, 2013 between the Trust and the Chief Executive Officer, as it may be amended (the “CEO Employment Agreement”), will provide, determined as of the date of the Chief Executive Officer’s Termination of Employment, a greater aggregate monetary amount of severance pay and severance benefits than the aggregate monetary amount of severance pay and severance benefits under the Plan then the provisions of the Plan shall not apply to the Chief Executive Officer and the Chief Executive Officer shall be entitled to no severance pay or severance benefits under the Plan, and (2) conversely, if the Plan will provide, determined as of the date of the Chief Executive Officer’s Termination of Employment, a greater aggregate monetary amount of severance pay and severance benefits than the aggregate monetary amount of severance pay and severance benefits under the CEO Employment Agreement, then, the aggregate amount of severance pay and severance benefits payable under the Plan shall be reduced by the aggregate amount payable as severance pay and severance benefits under the CEO Employment Agreement. Further, to the extent permitted by applicable law, if an Eligible Employee has any outstanding indebtedness to the Trust or an Affiliate upon or after the date of Termination of Employment, severance pay and severance benefits payable to an Eligible Employee under the Plan will be offset or, alternatively, where otherwise permissible, the Plan Administrator may deem severance pay or severance benefits previously paid under the Plan as having been paid to satisfy such other indebtedness.

VI.
Supplemental Severance Benefits. The Trust reserves the right in its sole discretion to (i) pay more severance pay or to provide alternative forms of severance benefits than would otherwise be provided under the Plan and to waive any condition of eligibility or ineligibility that may apply to any person, or (ii) provide as a form of severance pay under the Plan the economic equivalent of any bonus or incentive award (long-term or short-term incentive) that an individual would otherwise not be eligible for as a result of his or her Termination of Employment, notwithstanding any provision of this Plan to the contrary, except in either case to the extent that any such action would cause the Plan to cease to qualify in part for the short-term deferral rules in Treas. Regs. Section 1.409A-1(b)(4) or the separation pay rules in Treas. Regs. Section 1.409A-1(b)(9)(iii) or would otherwise cause an amount to be taxable under Section 409A of the Internal Revenue Code.

VII.
Payment of Severance. The Trust shall pay the severance pay described in Article VI(A) in a lump sum payment promptly following the date that the Separation Agreement becomes irrevocable and before March 15 of the calendar year following the calendar year in which the Eligible Employee’s Termination of Employment occurs. The Trust shall pay the severance benefits described in Article VI(B) in substantially equal monthly installments commencing within 60 days following the date of Termination of Employment, with the first installment to include all monthly installments accrued from the date of Termination of Employment to the date of the first payment Notwithstanding any other provision of the Plan, (i) to the extent the severance pay would constitute a deferral of compensation within the meaning of Section 409A of the Internal Revenue Code, the severance pay shall be paid within 60 days following Termination of Employment, or if later, (a) in the case of any Eligible Employee who is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code (a “Specified Employee”), six (6) months after the Eligible Employee’s “separation from service” within the meaning of Section 409A of the Internal Revenue Code, or (b) in the case of any Eligible Employee who is not a Specified Employee, if the Termination of Employment occurs upon or after November 2 of a calendar year, in the following calendar year; and (ii) to the extent the severance benefits would constitute a deferral of compensation within the meaning of Section 409A of the Internal Revenue Code, the severance benefits shall be paid, if later than the foregoing schedule of monthly installments, (a) in the case of any Eligible Employee who is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code (a “Specified Employee”), six (6) months after the Eligible Employee’s “separation from service” within the meaning of Section 409A of the Internal Revenue Code, or (b) in the case of any Eligible Employee who is not a Specified Employee, if the Termination of Employment occurs upon or after November 2 of a calendar year, in the following calendar year. The Trust shall deduct from the severance pay and severance benefits all legally required taxes and any sums the Eligible Employee owes to the Trust. If an Eligible Employee dies before receiving full payment of his or her severance pay and severance benefits, the balance of the Eligible Employee’s severance pay and severance benefits shall be paid to his or her estate.

VIII.
Separation Agreement. In order to receive the severance pay and severance benefits available under the Plan, an Eligible Employee must submit the signed Separation Agreement to the Plan Administrator within the applicable time frame stated in the Separation Agreement. An Eligible Employee may revoke the signed Separation Agreement within the revocation period (if any) provided in the Separation Agreement. The period within which the Eligible Employee may sign and revoke the Separation Agreement will end within 60 days after Termination of Employment or such shorter period as the Plan Administrator may provide in the Separation Agreement.

Any such revocation must be made in writing and must be received by the Plan Administrator within the revocation period (if any) provided in the Separation Agreement. An Eligible Employee who timely revokes the Separation Agreement shall not be eligible to receive any severance pay or severance benefits available under the Plan.
Each Eligible Employees is advised to contact his or her personal attorney at his or her own expense to review the Separation Agreement form if he or she so desires.

IX.	Outplacement. The Trust may provide outplacement assistance on a discretionary basis.

X.
Plan Administration. The Plan Administrator shall have the discretionary authority to determine coverage and eligibility for Plan benefits and to construe the terms of the Plan, including making factual determinations. The decisions of the Plan Administrator shall be final and conclusive with respect to all questions concerning the administration of the Plan. No benefits are payable under the Plan unless the Plan Administrator determines, in its sole discretion, that a person is entitled to such benefits.

The Plan Administrator may delegate to other persons the responsibility for performing certain duties of the Plan Administrator under the terms of the Plan and may seek such expert advice as the Plan Administrator deems reasonably necessary with respect to the Plan. The Plan Administrator shall be entitled to rely upon the information and advice furnished by such delegates and experts, unless actually knowing such information and advice to be inaccurate or unlawful.

In the event of a group termination, as determined in the sole discretion of the Plan Administrator, the Plan Administrator shall furnish affected Eligible Employees with such additional information as may be required by law.

XI.
Claims Procedures. It is not necessary that an Eligible Employee apply for benefits under the Plan. However, an Eligible Employee may file a written claim with the Plan Administrator if the Eligible Employee believes he or she did not receive all benefits to which he or she is entitled under the Plan. An Eligible Employee should direct all claims and other communications that are directed to the Plan Administrator to the Trust’s Human Resources department. The written claim must be filed within sixty (60) days of the Eligible Employee’s Termination of Employment. In the event that a claim is denied, the Plan Administrator shall provide to the claimant written notice of the denial within ninety (90) days after the Plan Administrator receives the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall the extension exceed a period of ninety (90) days from the end of such initial period. Any extension notice shall indicate the special circumstances requiring the extension of time, the date by which the Plan Administrator expects to render the final decision, the standards on which entitlement to benefits are based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues.

A.	Notice of Denial. If an Eligible Employee is denied a claim for benefits under the Plan, the Plan Administrator shall provide to such claimant written notice of the denial which shall set forth:
(i)    the specific reasons for the denial;

(ii)	specific references to the pertinent provisions of the Plan on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures.

B.	Right to Review. After receiving written notice of the denial of a claim, a claimant or his or her representative shall be entitled to:

(i)	request a full and fair review of the denial of the claim by written application to the Plan Administrator;

(ii)	request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim;

(iii)	submit written comments, documents, records, and other information relating to the denied claim to the Plan Administrator; and

(iv)
a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

C.
Application for Review. If a claimant wishes a review of the decision denying his or her claim to benefits under the Plan, he or she must submit the written application to the Plan Administrator within sixty (60) days after receiving written notice of the denial.

D.
Hearing. Upon receiving such written application for review, the Plan Administrator may schedule a hearing for purposes of reviewing the claimant’s claim, which hearing shall take place not more than thirty (30) days from the date on which the Plan Administrator received such written application for review.

E
Notice of Hearing. At least ten (10) days prior to the scheduled hearing, the claimant and his or her representative designated in writing by him or her, if any, shall receive written notice of the date, time, and place of such scheduled hearing.  The claimant or his or her representative, if any, may request that the hearing be rescheduled, for the claimant’s convenience, on another reasonable date or at another reasonable time or place.

F.	Counsel. All claimants requesting a review of the decision denying their claim for benefits may employ counsel for purposes of the hearing.

G.
Decision on Review. No later than sixty (60) days following the receipt of the written application for review, the Plan Administrator shall submit its decision on the review in writing to the claimant involved and to his or her representative, if any, unless the Plan Administrator determines that special circumstances (such as the need to hold a hearing) require an extension of time, to a day no later than one hundred twenty (120) days after the date of receipt of the written application for review. If the Plan Administrator determines that the extension of time is required, the Plan Administrator shall furnish to the claimant written notice of the extension before the expiration of the initial sixty (60) day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render its decision on review. In the case of a decision adverse to the claimant, the Plan Administrator shall provide to the claimant written notice of the denial which shall include:

(i)	the specific reasons for the decision;

(ii)	specific references to the pertinent provisions of the Plan on which the decision is based;

(iii)
a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(iv)
an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following the denial of the claim upon review.

H.
Filing a Claim. No claim may be filed with a court regarding a denial of a claim for benefits under the Plan until the Eligible Employee has exhausted the administrative review procedures under the Plan as set forth in this Article XI. All claims for benefits denied under the Plan must be brought in a federal court for Rockville, Maryland, within ninety (90) days after the Eligible Employee receives his or her decision on review pursuant to Article XI(G).

XII.
Amendment/ Termination/ Vesting. Eligible Employees do not have any vested right to severance pay or severance benefits. The Trust reserves the right in its sole discretion to amend, suspend, revoke or terminate the Plan at any time, retroactively or otherwise. Upon termination of the Plan, the Plan shall immediately cease and no severance pay or severance benefits shall be provided hereunder, except as may otherwise be determined by the Trust with respect to Qualifying Terminations that occurred before the effective date of termination of the Plan.

XIII.
No Assignment. Severance pay and severance benefits shall not be subject to anticipation, alienation, pledge, sale, transfer, assignment, garnishment, attachment, execution, encumbrance, levy, lien or charge, and any attempt to do so shall be void, except to the extent required by law.

XIV.
Recovery of Payments Made by Mistake. An individual shall be required to return to the Trust any severance pay and severance benefits the Trust paid or made available to an individual by a mistake of fact or law. The Trust reserves the right to pursue such recovery of payments by any legal or equitable means available.

XV.
Representations Contrary to the Plan. No employee, officer, trustee, director or agent of the Trust has the authority to alter, vary or modify the terms of the Plan except by means of an authorized written amendment to the Plan by the Trust. No verbal or written representations contrary to the terms of the Plan and its written amendments shall be binding upon the Plan, the Plan Administrator, or the Trust.

XVI.
No Employment Rights. The Plan shall not confer employment rights upon any person. No person shall be entitled, by virtue of the Plan, to remain in the employ of the Trust and nothing in the Plan shall restrict the right of the Trust to alter or terminate the employment of any Eligible Employee or other person at any time.

XVII.
Plan Funding. No Eligible Employee shall acquire by reason of the Plan any right in or title to any assets, funds or property of the Trust or an Affiliate. Any severance pay that becomes payable under the Plan is an unfunded obligation of the Trust and shall be paid from the Trust’s general assets. No employee, officer, trustee, director or agent of the Trust guarantees in any manner the payment of severance pay or the availability of severance benefits.

XVIII.	Applicable Law. The laws of the State of Maryland (without regard to the choice of law provisions thereof) shall govern the Plan except where federal law preempts state law.

XIX.
Section 409A. All severance pay and severance benefits paid pursuant to the Plan are intended to be exempt from Section 409A of the Internal Revenue Code to the maximum extent possible, and compliant with Section 409A to the extent payments under the Plan are not exempt from Section 409A, and the Plan shall be interpreted and construed consistently with such intent. In that regard, payments are intended to qualify as short-term deferrals pursuant to Treas. Regs. Section 1.409A-1(b)(4) to the maximum extent possible, and thereafter, as separation pay pursuant to Treas. Regs. Section 1.409A-1(b)(9)(iii) to the maximum extent possible. Under no circumstances, however, shall the Trust or any of its employees, officers, trustees, directors, service providers or agents have any liability to any person for any taxes, penalties or interest due on amounts paid or payable under the Plan, including any taxes, penalties or interest imposed under Section 409A of the Internal Revenue Code. Each payment made pursuant to this Plan shall be considered a separate payment in accordance with Treas. Regs. Section 1.409A-2(b)(2).

XX.
Severability. If any provision of the Plan is found, held or deemed by the Plan Administrator or a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or other controlling law, the remainder of the Plan shall continue in full force and effect.

XXI.	Plan Year. The Plan Year of the Plan shall be the calendar year.

XXII.
Mandated Benefits. To the extent that a federal, state or local law mandates that the Trust make a payment to an Eligible Employee because of involuntary termination of employment or in accordance with a plant closing law, the severance pay and severance benefits available under the Plan shall be reduced by the amount of such mandated payment.

WASHINGTON REAL ESTATE INVESTMENT TRUST

By:	/s/ Laura M. Franklin

Title:	Executive Vice President - Accounting and Administration

EXHIBIT A
Washington Real Estate Investment Trust Executive Officer Severance Pay Plan Matrix

	Annual Base Salary
Years of Service	$170K - $225K	$225K+
<1 year	12	14
1-4 years	16	18
5 years	18	20
6 years	20	22
7 years	22	24
8 years	24	26
9 years	26	28
10 years	28	30
11 years	30	32
12 years	32	34
13 years	34	36
14 years	36	38
15 years	38	40
16 years	40	42
17 years	42	44
18 years	44	46
19 years	46	48
20 years	48	50
21 years	50	52
22 years or more	52	52

The numbers in the columns under the dollar amounts of Annual Base Salary are references to Weeks of Pay that will be paid as severance pay under the Plan.